As filed with the U.S. Securities and Exchange Commission on December 12, 2017

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

NAVIOS MARITIME HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Republic of Marshall Islands	98-0384348
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

(Address, Including Zip Code, of Principal Executive Offices)

2015 EQUITY INCENTIVE PLAN, AS AMENDED

(Full Titles of the Plans)

Trust Company of the Marshall Islands, Inc.

Trust Company Complex, Ajeltake Island

P.O. Box 1405

Majuro, Marshall Islands MH96960

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.0001 par value	15,000,000 shares	$1.295	$19,425,000	$2,418.42

(1)	Amount to be registered consists 15,000,000 shares of common stock, not previously registered, which may be issued under the 2015 Stock Incentive Plan, as Amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares of the Registrant’s Common Stock outstanding.
(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 8, 2017.

EXPLANATORY NOTE

This registration statement on Form S-8 registers 15,000,000 additional shares of common stock, par value $0.0001 per share, of Navios Maritime Holdings Inc. (the “Registrant”) that are available for issuance under the 2015 Equity Incentive Plan, as Amended (the “Plan”). Up to 5,000,000 shares of common stock available for issuance under the Plan were previously registered on Form S-8 (File No. 333-202141), filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) on February 17, 2015 (the “2015 Form S-8”). The contents of the foregoing 2015 Form S-8 are incorporated by reference in this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and has been omitted from this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission, are incorporated herein by reference:

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on April 27, 2017.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2016.

•	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 14, 2007, including any amendment or report filed for the purpose of updating such description.

All other documents or reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, including all annual reports on Form 20-F and any Form 6-K that the Registrant files with the Commission wherein such Form 6-K is expressly incorporated by reference into this prospectus, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Reeder & Simpson P.C. and members of that firm, their families and trusts for their benefit do not own any shares of Common Stock of the Registrant and options and warrants to purchase shares of Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Incorporated by reference from the Registrant’s Registration Statement on Form F-3 (File No. 333-189231), initially filed with the Commission on June 11, 2013.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-129382), initially filed by Navios Maritime Holdings Inc. with the Commission on November 2, 2005).

3.2	Bylaws (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 of Navios Maritime Holdings Inc. (File No. 333-129382), initially filed on November 2, 2005).

3.3	Articles of Amendment of Articles of Incorporation (Incorporated by reference to Exhibit 99.1 to the Form 6-K, filed by Navios Maritime Holdings Inc. with the Commission on January 17, 2007).

4.1	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-1 (File No. 333-129382), initially filed by Navios Maritime Holdings Inc. with the Commission on November 2, 2005).

5.1	Opinion of Reeder & Simpson P.C. as to the legality of shares being registered.*

10.1	Amendment to the Navios Maritime Holdings Inc. 2015 Equity Incentive Plan.*

23.1	Consent of Reeder & Simpson P.C. (included in opinion of counsel filed as Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

23.3	Consent of Independent Registered Public Accounting Firm.*

23.4	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Piraeus, Greece, on December 12, 2017.

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Angeliki Frangou
Name:	Angeliki Frangou
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

The registrant and each person whose signature appears below constitutes and appoints Angeliki Frangou and Vasiliki Papaefthymiou and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Navios Maritime Holdings Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date first above indicated:

Signature	Title

/s/ Angeliki Frangou Angeliki Frangou	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ George Achniotis George Achniotis	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Vasiliki Papaefthymiou Vasiliki Papaefthymiou	Director

/s/ Shunji Sasada Shunji Sasada	Director

/s/ Spyridon Magoulas Spyridon Magoulas	Director

/s/ John Stratakis John Stratakis	Director

/s/ Efstathios Loizos Efstathios Loizos	Director

/s/ George Malanga George Malanga	Director

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on December 12, 2017.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director